[Equity One, Inc. logo]

Equity One, Inc.                      For additional information at the Company:
1696 NE Miami Gardens Drive             Howard Sipzner, EVP and CFO
North Miami Beach, FL  33179          Media Contact:
305-947-1664                            David Schull 305-446-2700


FOR IMMEDIATE RELEASE:

     Equity One Reports a 5.6% Increase in First Quarter 2004 FFO per Share
     ----------------------------------------------------------------------

NORTH MIAMI BEACH, FL, April 28, 2004 - Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located predominantly in high growth markets in the southern United States, announced today its financial results for the quarter ended March 31, 2004. The quarter highlights are as follows, with all per share amounts presented on a diluted basis:

First Quarter 2004 Highlights
-----------------------------

     o Increased Funds from Operations ("FFO") 56.0% to $26.9 million in 2004 from $17.2 million in 2003 and increased FFO per diluted share 5.6% to $0.38 in 2004 from $0.36 in 2003;

     o Achieved a 3.3% increase in same property net operating income ("NOI") and an overall NOI margin of 73.9%;

     o Increased the rental rate on 82 lease renewals aggregating 245,395 square feet by 4.5% to $12.61 per square foot;

     o Executed 109 new leases totaling 538,262 square feet at an average rental rate of $9.87 per square foot, representing a 12.2% spread for new leases versus lost leases;

     o Increased the leased rate in the stabilized core portfolio to 91.8% from 90.5% at March 31, 2003;

     o Acquired 6 properties totaling $107.8 million, adding over 831,000 square feet of gross leasable area;

     o Sold one non-core property for $6.7 million, generating a $2.0 million gain on sale;

     o Completed and leased $28.2 million worth of development projects with an incremental yield in excess of 10%; and

     o Raised $200 million in an unsecured debt offering with a yield of 3.902%.

"We are very pleased with our first quarter results," stated Chaim Katzman, Chairman and Chief Executive Officer. "The combination of robust leasing, targeted acquisitions, dispositions of non-core property, completed developments, effective property management and decisive capital markets activity has resulted in an excellent quarter and sets the stage for continued growth in 2004. We are especially gratified with our leasing performance and the success of our recent unsecured note issuance. Our continued focus on neighborhood shopping centers anchored by a leading supermarket chain in high-density, urban markets will enhance our ability to provide continued growth for our stockholders."

FINANCIAL OVERVIEW

For the three months ended March 31, 2004, FFO increased 56.0% to $26.9 million from $17.2 million for the comparable period in 2003. FFO per diluted share increased 5.6% to $0.38 in the first quarter of 2004 from $0.36 in the first quarter of 2003. Net income in the first quarter of 2004 increased 64.0% to $20.2 million from $12.3 million in the first quarter of 2003. Net income per diluted share increased 11.5% to $0.29 in the first quarter of 2004 from $0.26 in the first quarter of 2003. Total rental revenues in the first quarter of 2004 increased 47.1% to $55.3 million from $37.6 million in the first quarter of 2003.

The quarter ended March 31, 2004 included a $2.0 million gain on the sale of real estate while the quarter ended March 31, 2003 included a $623,000 expense related to the extinguishment of debt and a $503,000 gain on the sale of real estate. The first quarter of 2003 includes the activity of the former IRT Property Company commencing on February 12, 2003, the date we completed our merger with IRT.

At March 31, 2004, our fully diluted equity market capitalization totaled $1.37 billion. We had $869 million of total debt (excluding any unamortized fair market premium/discount and net of cash), resulting in debt to total market capitalization of 38.8% and debt to gross real estate cost of 48.4%.

PORTFOLIO OVERVIEW

As of March 31, 2004, our stabilized core portfolio was 91.8% leased, up from 91.6% at December 31, 2003 and 90.5% at March 31, 2003. Including a center we purchased in April 2004, we now own 190 properties located primarily in metropolitan areas of 12 states in the southern United States, consisting of 127 supermarket-anchored shopping centers, 11 drug store-anchored shopping centers, 46 other retail-anchored shopping centers, a self-storage facility, an industrial property and four retail developments, as well as non-controlling interests in two unconsolidated joint ventures.

At March 31, 2004, the average base rent per leased square foot for our stabilized core portfolio was $9.55, a 6.2% increase from $8.99 per square foot and a 1.6% increase from $9.40 per square foot on March 31, 2003 and December 31, 2003, respectively. During the quarter, we renewed 82 leases aggregating 245,395 square feet and increased the average rental rate 4.5% to $12.61 per square foot, and signed 109 new leases aggregating 538,262 square feet at an average rental rate of $9.87 per square foot. Overall, we gained approximately $2.1 million of annualized minimum rent in the first quarter of 2004 incorporating renewals, new leases and departing tenants. During the first quarter of 2004, we achieved a 12.2% leasing spread on new leases versus lost leases and had net absorption of 160,314 square feet.

Excluding lease termination revenues, our same property net operating income increased 3.3% in the first quarter of 2004. Same property net operating income for the quarter comprised 74 properties for which the leasing rate increased from 88.6% at March 31, 2003 to 91.6% at March 31, 2004.

ACQUISITIONS AND DISPOSITIONS

During the first quarter of 2004, we acquired 5 shopping centers and a parcel of land as follows:

                                                Square Feet/    Purchase Price
      Shopping Center           Location          Acres        (in thousands)
  -------------------------  ----------------   ----------      --------------
  Bluebonnet - out parcel    Baton Rouge, LA    0.9 acres         $      500
  Pavilion Shopping Center   Naples, FL           161,245             24,200
  Village Center             Southland, TX        118,092             17,475
  Creekside Plaza            Arlington, TX        101,016             14,025
  Sparkleberry Square        Columbia, SC         339,051             45,150
  Venice Shopping Center     Venice, FL           111,934              6,447
                                                                --------------
        Total                                                     $  107,797
                                                                ==============

During the first quarter of 2004, we disposed of one shopping center as follows:

                                              Square Feet/      Sales Price
      Shopping Center           Location          Acres        (in thousands)
  -------------------------  --------------   ------------      --------------
  Southwest Walgreens        `Phoenix, AZ           93,402          $   6,650
                                                                ==============

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

DEVELOPMENTS AND REDEVELOPMENTS

As of March 31, 2004, we had over 25 development and redevelopment projects underway or in the planning stage totaling approximately $80.5 million of asset value and based on current plans and estimates, requiring approximately $26.2 million of additional investment to complete beyond the $54.3 million already expended. These include:

     o CVS Plaza in Miami, Florida where we are completing the lease up of the local space at a new 31,804 square foot drug store-anchored shopping center we built across the street from our recently completed Publix supermarket anchored Plaza Alegre shopping center;

     o Shops at Skylake in North Miami Beach, Florida, where we are in the process of adding 29,000 square feet of retail and office space;

     o Bandera Festival in San Antonio, Texas; Centre Point in Smithfield, North Carolina; Copperfield in Houston, Texas; East Bay Plaza in Largo, Florida; Eustis Square in Eustis, Florida; Gulf Gate Plaza in Naples, Florida; Oakbrook Square in Palm Beach Gardens, Florida; and Walden Woods in Plant City, Florida, where we have reconfigured and redeveloped previously vacant anchor and other space and are completing the associated lease-up;

     o Ambassador Row Courtyards in Lafayette, Louisiana where we are reconfiguring a portion of the center and adding an out parcel; and

     o The development of two supermarket-anchored shopping centers, one in Homestead, Florida and the other in McDonough, Georgia, both on parcels we currently own and control.

These developments and redevelopments are scheduled for completion between the second quarter of 2004 and early 2006.

During the first quarter of 2004, we completed and leased $28.2 million of development product resulting in incremental net operating income in excess of $3.0 million on an annualized basis.

CAPITAL MARKETS ACTIVITY AND HIGHLIGHTS

On March 26, 2004, we completed the sale of $200 million of 3.875% senior unsecured notes due April 15, 2009. The notes were priced at 99.875% to yield 3.902% to maturity, or a spread of 1.25% to the March 2009 Treasury note. Concurrent with the pricing, we swapped $100 million of the notes to floating rate debt at an effective rate of six month LIBOR in arrears plus 0.4375%.

As a result of the note sale and other activities, we reduced our borrowings under our credit facilities to $50.9 million at March 31, 2004. Incorporating all existing interest rate hedging activity, we now have only 15% of our total debt subject to variable rates. Additionally, we achieved a 3.5 interest expense coverage ratio in the first quarter of 2004.

FFO EARNINGS GUIDANCE

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One's reports filed with the Securities and Exchange Commission, we are updating our guidance for calendar year 2004 FFO per diluted share to a range of $1.55 to $1.60 versus the prior guidance of $1.53 to $1.60. In addition, we expect our second quarter 2004 FFO per diluted share to be between $0.38 and $0.39. We currently anticipate that the growth in our FFO in 2004 will come from a combination of internal growth from increased rents and the continued lease-up of vacant space, as well as incremental income from property acquisitions, developments and redevelopments. This guidance is provided for information purposes and is subject to change. The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

   Guidance for second quarter 2004                   Range
   --------------------------------                   -----
   Earnings per diluted share................$0.26      to       $0.27
   Plus:  real estate depreciation............0.12                0.12
                                              ----                ----

   FFO per diluted share.....................$0.38      to       $0.39
                                             =====               =====

   Guidance for 2004                                  Range
   -----------------                                  -----
   Earnings per share........................$1.10      to       $1.14
   Less: gain on sale of real estate.........(0.03)              (0.03)
   Plus:  real estate depreciation............0.47                0.48
          other adjustments...................0.01                0.01
                                              ----                ----

   FFO per diluted share.....................$1.55      to       $1.60
                                             =====               =====

For guidance purposes, we have assumed no additional gains from the sale of real estate.

ACCOUNTING AND OTHER DISCLOSURES

We consider Funds from Operations as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), to be a widely used and appropriate supplemental measure of performance for equity REITs that provides a relevant basis for comparison among REITs. FFO, as defined by NAREIT, is "net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis." We believe that financial analysts, investors and stockholders are better served by the clearer presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to make distributions, and (iii) should not be considered as an alternative to net income (determined in accordance with GAAP) for purposes of evaluating our operating performance.

Included in this press release is a reconciliation of FFO to net income and of FFO per diluted share to earnings per diluted share, the most comparable GAAP measures.

CONFERENCE CALL/VIDEO WEB CAST INFORMATION

We will host a conference call on April, 29, 2004 at 1:00 p.m. EDT to discuss our performance for the three months ended March 31, 2004. The call will be web-cast and can be accessed in a listen-only mode at Equity One's web site at www.equityone.net. Investors may also join the call by dialing 877-531-9985 (U.S./Canada) or 706-679-3073 (international). No passcode is required.

If you are unable to participate during the call, a replay will be available on Equity One's web site for future review. You may also access the replay by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international) using passcode 6569304. The telephone replay will be available through May 11, 2004.

FOR ADDITIONAL INFORMATION

For a copy of our first quarter supplemental information package, please access the "Financial Reports" section in our web site at www.equityone.net. To be included in our e-mail distributions for future press releases and other company notices, please send your e-mail address to Barbara Abreu at babreu@equityone.net.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia and the other states in which Equity One owns properties; the continuing financial success of Equity One's current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant properties; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One's filings with the Securities and Exchange Commission.















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


EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)
-------------------------------------------------------------------------------

                                                        For the three months ended
                                                                 March 31,
                                                    ----------------------------------
 Operating Data                                           2004               2003
                                                    --------------      --------------
 Total rental revenue..............................       $ 55,294           $  37,596
                                                    ==============      ==============
 Net income........................................       $ 20,239           $  12,344
                                                    ==============      ==============
 Earnings per share (basic)........................       $   0.29           $    0.26
                                                    ==============      ==============
 Earnings per share (diluted)......................       $   0.29           $    0.26
                                                    ==============      ==============

 Number of shares used in computing earnings per share:

     Basic.........................................         69,115              47,163
                                                    ==============      ==============
     Diluted.......................................         71,021              48,475
                                                    ==============      ==============

Reconciliation of Net Income to Funds from Operations

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

                                                                         For the three months ended
                                                                                  March 31,
                                                                     --------------------------------
                                                                           2004              2003
                                                                     -------------      -------------
 Net income.......................................................        $ 20,239           $ 12,344
  Adjustments:
    Rental property depreciation and amortization, including
      discontinued operations.....................................           8,432              5,046
    Gain on disposal of income producing properties...............          (2,035)              (503)
    Minority interest.............................................             199                131
  Other Items:
    Interest on convertible partnership units.....................               -                 65
    Pro-rata share of real estate depreciation of joint ventures..              65                161
                                                                     -------------    ---------------

 Funds from operations............................................        $ 26,900           $ 17,244
                                                                     =============    ===============



EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)
-------------------------------------------------------------------------------

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

                                                                  For the three months ended
                                                                          March 31,
                                                                ------------------------------
                                                                    2004             2003
                                                                -------------    -------------
 Earnings per diluted share *..............................           $ 0.29           $ 0.26
    Adjustments:
      Rental property depreciation and amortization,
        including discontinued operations..................             0.12             0.11
      Gain on disposal of income
        producing properties...............................            (0.03)           (0.01)
    Other items:
      Pro-rata share of real estate depreciation of
        joint ventures ....................................                -                -
                                                                -------------    -------------

 Funds from operations per diluted share...................           $ 0.38            $ 0.36
                                                                =============    =============

   * Earnings per diluted share reflect the add-back of interest on convertible partnership units and the minority interest(s) which are convertible to shares of our common stock.

 Balance Sheet Data                                                As of               As of
                                                                 March 31,          December 31,
                                                                   2004                2003
                                                             ----------------    ----------------
 Investments in rental property
      (before accumulated depreciation)................          $ 1,795,632         $ 1,683,705
                                                             ================    ================
 Total assets..........................................          $ 1,792,099         $ 1,677,386
                                                             ================    ================
 Mortgage notes payable................................          $   470,263         $   459,103
                                                             ================    ================
 Unsecured revolving credit facilities.................          $    50,879         $   162,000
                                                             ================    ================
 Unsecured senior notes payable........................          $   350,000         $   150,000
                                                             ================    ================
 Total liabilities.....................................          $   931,675         $   834,162
                                                             ================    ================
 Stockholders' equity..................................          $   847,980         $   830,552
                                                             ================    ================
 Total liabilities, minority interest and
      stockholders' equity.............................          $ 1,792,099         $ 1,677,386
                                                             ================    ================






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